EXHIBIT 5.1

Clifford Chance US LLP
The William P. Rogers Building
2001 K Street, N.W.
Washington, D.C. 20006-1001

January 28, 2003

Petrobras International Finance Company
Anderson Square Building, P.O. Box 714
George Town, Grand Cayman
The Cayman Islands, B.W.I.

Petróleo Brasileiro S.A. – Petrobras
Avenida República do Chile, 65
20035-900-Rio de Janeiro-RJ
Brazil

Re:	Petrobras International Finance Company
Petróleo Brasileiro S.A.– Petrobras
Registration Statement on Form F-4

Dear Sirs:

We have acted as special United States counsel for Petrobras International Finance Company (“PIFCo”) and Petróleo Brasileiro S.A. – Petrobras in connection with the preparation of the above-captioned Registration Statement, as amended (the “Registration Statement”), and the forms of agreements filed as Exhibits thereto (the “Agreements”), pursuant to which PIFCo proposes to exchange up to U.S.$500,000,000 aggregate principal amount of its 9 1/8% Senior Notes due February 2007 (the “New Notes”) for a like principal amount of its 9 1/8% Senior Notes due February 2007 (the “Old Notes”).

It is our opinion that the New Notes, when executed and delivered by PIFCo and countersigned by The Bank of New York, as Trustee, pursuant to the amended and restated Indenture originally dated as of February 4, 2002 and amended and restated on February 28, 2002, and as modified, amended or supplemented from time to time, and delivered to and exchanged for the Old Notes by the holders as contemplated by the Agreements and the Registration Statement, will constitute valid and legally binding direct, general and unconditional obligations of PIFCo under the laws of the State of New York, enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

Insofar as the opinion set forth herein relates to matters of the law of the Cayman Islands, we have relied upon the opinions of Walkers, Cayman Islands counsel to PIFCo, filed as an Exhibit to the Registration Statement, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Petrobras International Finance Company	Page 2
Petróleo Brasileiro S.A. – Petrobras

We hereby consent to the filing of this opinion with the Registration Statement and to the reference to ourselves under the captions “Taxation” and “Legal Matters” in the Registration Statement.

Very truly yours,

/S/ CLIFFORD CHANCE US LLP
CLIFFORD CHANCE US LLP